Exhibit 10.3

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”) is made and entered into as of the 1st day of June, 2009 (the effective date), by and between Skinny Nutritional Corporation (the “Company”), and John David Alden (the “Consultant”).

Background

The Company is engaged, among other things, in the business of developing, bottling and distributing beverages strictly limited to, for the purpose of this definition, enhanced waters, waters, juices, teas, shakes, smoothies, and coffees, with each such beverage having a number of calories equal to or less than the number of calories corresponding to such beverage as described on Exhibit A hereto (collectively, the “Business”).  The Consultant has considerable expertise in the areas of product research, development, design, and manufacturing of beverages and related packaging.

NOW, THEREFORE, the parties, for and in consideration of the foregoing and of the covenants and agreements set forth below, intending to be legally bound, contract and agree as follows:

Provisions

1.           Engagement.  The Company hereby engages the Consultant in connection with the conduct of its Business, including all extensions thereof, during the Term (as defined herein), and the Consultant accepts such engagement, on the terms and conditions provided herein (the “Engagement”).

2.           Term.  This Agreement and the Engagement shall be for a term of two (2) years commencing as of the date hereof, unless earlier terminated as hereinafter provided (the “Term”).

3.           Duties and Performance.  The Consultant covenants and agrees to provide independent professional consultative advice to the Company on an as-requested basis concerning product research, development, formulation, design, and manufacturing of beverages and related packaging, including, without limitation, conceiving of ingredients, trendy flavors, and sweetener systems (the “Consulting Services”).  Without limiting the generality of the foregoing, the Consultant agrees to further develop and enhance the Intellectual Property (as defined below).  The Consultant shall not be required, however, to spend more than a maximum average of twenty (20) hours per week on behalf of the Company.  The Consultant shall document and provide to the Company in writing, upon the Company’s request, a description of the Consulting Services performed each month, and the number of hours devoted thereto.  The Company recognizes that the Consultant shall not work exclusively for the Company and agrees that the Consultant may continue his own research and development for businesses unrelated to the Business.

4.           Compensation.  As compensation for the Consulting Services, the Company hereby agrees to pay to the Consultant the amount of One Hundred Thousand Dollars ($100,000.00) annually, paid monthly in at advance on the first day of each month at the rate of 1/12 of the annual amount.  The Consultant shall be deemed to have earned his retainer whether or not the Company requests that he performs Consulting Services.  The Company also shall reimburse the Consultant for his reasonable out-of-pocket ordinary business expenses such as the purchase of experimental materials or business travel expenses, which are incurred as a result of performing the Consulting Services, as long as the Consultant has obtained prior written authorization from the Company for those expenses before they are incurred.

5.           Independent Contractor.  The Consultant is retained by the Company solely for the purposes set forth in this Agreement, and his relation to the Company during the Term shall be that of an independent contractor solely responsible for the manner and means by which he carries out his duties.  In addition, the Consultant shall be solely responsible for paying any and all federal, state, and local income, withholding, payroll, unemployment compensation, workers compensation, and other taxes that are assessed or otherwise payable by the Consultant in connection with his services under this Agreement, and the Consultant will indemnify and hold harmless the Company from and against any such taxes (and any interest and penalties related thereto).  The Consultant shall not have the power to bind the Company, and no employee of the Consultant shall be construed for any purpose to be an employee subject to the control and direction of the Company.  In the performance of the Consulting Services, no employee of the Consultant shall represent himself as an officer of, or use the title of any officer of, the Company, but shall represent himself as an independent consultant to the Company.

6.           Non-Disclosure of Company’s Confidential Information.  In the course of conducting the Business, the Company acquires and develops trade secrets and confidential and proprietary information of the Company and its customers which is not generally known in the industry.  The Consultant recognizes that the knowledge and information acquired from the Company and/or developed by the Consultant as Intellectual Property (as defined below), concerning the Company’s business plans, products, customer prospects, customer lists, supplier and vendor lists and information, customer contacts, customer information, customer data, marketing plans, promotional materials, technologies, reports, plans, studies, price lists, profit margins, financial statements, catalogs and other trade secrets, inventions, designs, know-how, or other private, confidential, or proprietary information of or about the Company and its Business (collectively, “Company Confidential Information”) are valuable, special, and unique aspects of the Company’s Business.  The Consultant recognizes that such Company Confidential Information would not have been and would not be provided to the Consultant by the Company in the absence of this signed Agreement because of the risks that valuable Company Confidential Information might otherwise be divulged and thereby damage the Company’s competitive position in the marketplace and/or cause the Company to be in breach of its contractual obligations to its customers.  The Consultant agrees that he will not at any time (i) disclose, in whole or in part, any Company Confidential Information to any person, firm, corporation, association, or other entity for any reason or purposes whatsoever unless authorized in writing to do so by the Company, or (ii) use any Company Confidential Information for his own purposes or for the benefit of any person, firm, corporation, association, or other entity other than the Company except in the proper performance of his duties as instructed by the Company.  The Consultant shall be responsible for the breach of this provision by any of his agents.

Company Confidential Information shall not be:

a.	Information which is in the public domain as of the date of this Agreement or which later comes into the public domain from a source other than the Consultant;

b.	Information approved for release by written authorization of the Company;

c.	Information rightfully acquired by the Consultant on a non-confidential basis from a third party having a right to disclose the same; and

d.	Information independently developed by the Consultant which does not constitute Intellectual Property (as defined below).

7.           Intellectual Property.  (a)  "Consultant Developments” are defined as all discoveries, inventions, materials, and ideas (including any modifications or further developments or enhancements thereto) which are conceived, made, obtained, designed, developed, originated, or prepared by the Consultant (either alone or in conjunction with others) within the scope of this Agreement (whether prepared prior to or after the date hereof, and whether during or outside of working hours). Consultant Developments related in any way to the Company’s Business are defined as “Intellectual Property.”  The Company will own exclusively the Intellectual Property. Notwithstanding, Consultant shall be entitled to use Consultant Developments without restriction on products which do not relate in any way to the Company's Business.  Intellectual Property will belong to the Company whether or not patent, trademark, copyright, and/or other intellectual property right applications are or can be filed thereon.  Consultant hereby agrees to further develop and enhance the Intellectual Property.  Consultant hereby assigns to the Company all of the Consultant’s right, title, and interest (including patents, trademarks, copyrights, trade secrets, and other intellectual property rights) in the Intellectual Property, whether or not it is “work made for hire” under the U.S. Copyright Act of 1976, 17 U.S.C. §§ 101 et seq. The Consultant has made and will make full and prompt disclosure to the Company of all Intellectual Property and, at the Company’s request and expense (but without additional compensation to the Consultant), will at any time and from time to time during and after the Consultant’s affiliation with the Company execute and deliver to the Company such applications, assignments, and other papers and take such other actions (including, but not limited to, testifying in any legal proceedings) as the Company, in its sole discretion, considers necessary to vest, perfect, defend, or maintain the Company’s rights in and to such Intellectual Property.

  (b)           In consideration specifically for Consultant’s services in further developing and enhancing the Intellectual Property, the Company hereby grants to the Consultant warrants to purchase Three Million (3,000,000) shares of the Company’s Common Stock, exercisable at a per share price equal to five cents ($0.05) per share of Common Stock.  One warrant shall be issued to Consultant in the amount of 2,850,000 shares; the other warrant shall be issued to Consultant in the amount of 150,000 shares.  These warrants shall be issued in the form of the Common Stock Purchase Warrant ("Warrant") attached hereto as Exhibit B, and as a condition of the grant of each Warrant, the Consultant agrees to the terms set forth in the Warrant, including without limitation, the restrictions on transfer and the redemption provisions.  Each Warrant and the Common Stock issuable thereunder shall be expressly conditioned upon board approval of the issuance of such Warrant and board and shareholders approval of the increase in authorized shares of Common Stock of the Company (the “SNC Approvals”).

8.           Indemnification.  The Consultant shall indemnify, defend, and hold the Company harmless from and against all claims, costs, losses, damages, liabilities (including, but not limited to, costs of investigation and attorney’s fees), damage to property, injury to, or death of persons (collectively, “Losses”) whatsoever arising out of or in connection with (i) a breach by the Consultant of any term of this Agreement, and (ii) the negligence or willful misconduct of the Consultant.

  In good faith, the Consultant warrants that the use of any Intellectual Property, or any part thereof, furnished under this Agreement, to the best of his knowledge, will not infringe any patent, copyright, trade secret, trademark or other proprietary right.  The Consultant further warrants that he is not currently bound by any other consultant agreement, restriction, or obligation, and will not assume any such obligation or restriction, which does or would in any way interfere or be inconsistent with the Consulting Services to be furnished hereunder.

9.           Non-Solicitation and Non-Competition.  The Consultant agrees that during his affiliation with the Company and for a period of two (2) years after the cessation of such affiliation (hereinafter, the “Restricted Period”), he shall not directly or indirectly:

  (a)           render services to, become employed by, own, or have a financial or other interest in (either as an individual, partner, joint venturer, owner, manager, stockholder, employee, partner, officer, director, independent contractor, or other such role) with another business which is competitive to the Company’s  Business at any place in the world; or

  (b)           induce, offer, assist, encourage or suggest (i) that another competitive business or enterprise offer employment to or enter into a business affiliation with any Company employee, agent, or representative, or (ii) that any Company employee, agent, or representative terminate his or her employment or business affiliation with the Company.

  The Restricted Period shall abate during any period of breach or non-compliance by the Consultant and shall only resume after such breach or non-compliance has been fully and finally cured and the Consultant is in full compliance with the terms hereof.

10.         Return of Company Documents and Other Information.  Upon the cessation of the Consultant’s affiliation with the Company or at any other time, upon request of the Company, the Consultant shall deliver to the Company all correspondence, memoranda, notes, records, reports, plans, product and other designs and compositions, studies, price lists, customer lists and information, customer contracts, financial statements, catalogs, programs, disks, tapes, other papers, as well as any medium on or by which information is stored, received, or made by the Consultant in connection with the Consultant’s affiliation with the Company, in the Consultant’s possession or control, regardless of whether or not such information is Company Confidential Information.

11.         Notices.  The parties agree that all notices under this Agreement will be in writing and will be either delivered personally to a party, transmitted by facsimile transmission, or sent by registered mail or reputable courier to the address set forth below or such other address as may be furnished by such party to the other from time to time:

  The Company:
  Skinny Nutritional Corporation
  3 Bala Plaza East
  Suite 101
  Bala Cynwyd, PA 19004
  Telephone: ____________
  Fax: _________________

  The Consultant:
  John David Alden
  57 Cooley Drive
  Longmeadow, MA 01106-1397
  Telephone: ___________
  Fax: _________________

12.         Termination.  The Company has the right to terminate this Agreement and the Engagement (i) immediately upon the death or disability of the Consultant, (ii) immediately upon written notice if there is a termination due to a failure to close of the Intellectual Property Assets Purchase Agreement dated May 22, 2009, or (iii) upon five (5) days’ written notice to the Consultant as a result of a breach by the Consultant of any provision of this Agreement or the negligence or willful misconduct of the Consultant in the performance of the Consultant’s duties under this Agreement, and the Consultant fails to cure such breach or negligence or willful misconduct within such five (5) day period to the extent curable.  In the event that the SNC Approvals are not obtained as of the date of any termination of this Agreement, then each of the Warrants shall become null and void.

13.         Severability; Specific Performance.  The parties acknowledge that the time and scope and other provisions of this Agreement have been specifically negotiated by sophisticated parties and agree that all such provisions are reasonable under the circumstances of the transactions contemplated by this Agreement.  If any portion of this Agreement shall be determined to be invalid, illegal, or unenforceable as written, each such portion shall be enforced to the extent reasonable under the circumstances and such determination shall not affect the validity or enforceability of the balance hereof, and such balance shall remain in full force and effect.  The Consultant acknowledges and agrees that any breach of this Agreement will result in irreparable injury to the Company, that monetary damages will be an inadequate remedy of such breach, and that, accordingly, in addition to any other remedy that the Company may have, the Company shall be entitled to enforce the specific performance of this Agreement and to seek both permanent and temporary relief in the event of any breach hereof.

14.         Entire Agreement / Amendments.  This Agreement, together with that certain Settlement Agreement and Intellectual Property Assets Purchase Agreement, each of even date herewith, contains all of the terms and conditions agreed upon by the parties with reference to the subject matter and supersedes any and all other agreements, oral or written, between the parties or their predecessors relating to the subject matter.  This Agreement may not be modified or amended except by a written instrument executed by both parties or their permitted successors in interest, if any.

15.         Investment Representations.  Consultant understands and agrees that the Warrants issuable pursuant to this Agreement and the shares of Common Stock issuable upon exercise of such Warrants (the “Warrant Shares”) shall bear a restrictive legend and be subject to such restrictions on their transfer as are set forth in the Securities Act of 1933, as amended and the rules promulgated thereunder by the Securities and Exchange Commission. Consultant represents and warrants to the Company that (i) it is acquiring the Warrants for its own account for investment purposes and not with a view towards the distribution of  the Warrants or the Warrant Shares or any part thereof; (ii) it is an “accredited investor” as defined in Rule 501(a) under the Securities Act; and (iii) it has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of acquiring the Warrants, has so evaluated such merits and risks and is able to bear the economic risk of holding the Warrants and Warrant Shares.

16.         Assignment.  This Agreement shall not be assignable by the Consultant.  Subject to the preceding sentence, this Agreement shall inure to the benefit of and be binding upon the parties and their respective heirs, successors, and assigns.

17.         Counterparts.  This Agreement may be executed in counterparts, each of which so executed shall be deemed to be an original and all of which, when taken together, shall constitute one and the same instrument.  This Agreement shall be effective as of the date first above written despite the fact that various dates of execution by the parties may differ from that date.

18.         Waiver.  No action taken pursuant to this Agreement shall be deemed to constitute a waiver by the party taking such action of complete compliance with the representations, warranties, covenants, and agreements contained herein.  No waiver shall be binding unless in writing and signed by the party making the waiver.  A waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.  Either party may waive or modify performance of any act which is intended solely for their benefit as long as the party for whom such act is intended to benefit consents to such waiver or modification in writing.

19.          Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts (without regard to its conflicts of laws principles).

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

SKINNY NUTRITIONAL CORPORATION		JOHN DAVID ALDEN

By:	/s/ Ronald D. Wilson	/s/ John David Alden
Name:	Ronald D. Wilson
Title:	Pres. and CEO

Exhibit A

Beverage and Calories

Beverage	Calories per eight (8) ounce serving

Enhanced Water	40 calories

Water	40 calories

Juice	45 calories

Tea	40 calories

Shake	70 calories

Smoothie	70 calories

Coffee	70 calories